EXHIBIT 99.1

CORPORATE OFFICE
37 North Valley Road, Building 4, P.O. Box 1764, PAOLI, PA 19301-0801

Contact: William J. Burke (610) 889-5249

AMETEK ANNOUNCES STOCK SPLIT AND DIVIDEND INCREASE
— Declares a 3-for-2 Stock Split, Increases Dividend 50% —

Paoli, PA, October 25, 2006 — AMETEK Inc. (NYSE: AME) today announced its Board of Directors has declared a three-for-two stock split and approved a 50% increase in the quarterly cash dividend on its common stock.

The three-for-two split of its common stock will result in the issuance of one additional common share for every two shares owned as of the record date. The new shares are payable on November 27, 2006, to shareholders of record on November 13, 2006. Any fractional shares resulting from the stock split will be paid in cash based on the closing market price of AMETEK stock on the record date. By splitting its stock, AMETEK expects to broaden the stock’s marketability and improve its trading liquidity.

After reviewing the Company’s strong financial position and future expectations, AMETEK’s Board of Directors also has decided to increase the quarterly common stock dividend 50%, to an indicated annual rate of $.24 per share on a post-split basis ($.36 per share on a pre-split basis). The Board of Directors declared the fourth quarter dividend of $.06 per share ($.09 on a pre-split basis), payable on December 22, 2006 to shareholders of record on December 8, 2006.

Mr. Hermance commented, “Our Four Growth Strategies have resulted in significant increases in sales, profitability and cash flow in the last several years. We remain firmly committed to these strategies, in particular our disciplined acquisition strategy, and believe they will continue to drive shareholder value in the future. Anticipated strong cash flows will enable us to continue to fully fund these growth strategies, while rewarding shareholders with a higher cash dividend.”

Corporate Profile
AMETEK is a leading global manufacturer of electronic instruments and electromechanical devices with annualized sales of approximately $1.8 billion. AMETEK’s Corporate Growth Plan is based on Four Key Strategies: Operational Excellence, Strategic Acquisitions & Alliances, Global & Market Expansion and New Products. AMETEK’s objective is double-digit percentage growth in earnings per share over the business cycle and a superior return on total capital. The common stock of AMETEK is a component of the S&P MidCap 400 Index and the Russell 1000 Index.

Forward-looking Information
Statements in this news release that are not historical are considered “forward-looking statements” and are subject to change based on various factors and uncertainties that may cause actual results to differ significantly from expectations. Those factors are contained in AMETEK’s Securities and Exchange Commission filings.

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